Exhibit 99.1

Dimeco, Inc.	Contact:	Gary C. Beilman
Honesdale, Pennsylvania		Executive Vice President and
Chief Executive Officer
(570) 253-1970
www.thedimebank.com

FOR IMMEDIATE RELEASE

October 22, 2004

DIMECO, INC. ADOPTS

STOCK REPURCHASE PLAN AND ITS INTENTION

TO REPURCHASE UP TO 5% OF ITS STOCK

Honesdale, Pennsylvania (OTCBB – DIMC) Dimeco, Inc. (the “Company”) announced today the Board of Directors has approved a plan to repurchase up to 77,300 of the outstanding shares of the Company. This buyback represents 5% of the Company’s outstanding shares.

“The Company’s Board of Directors considers the repurchase of our shares to be both an attractive and excellent means to increase shareholder value, stated Gary C. Beilman, Executive Vice President and Chief Executive Officer.” “The stock repurchase plan is expected to improve book value and net income per share and may mitigate some of the potentially dilutive effects of the Company’s stock option plan. Additionally, the stock repurchase plan would be available for general corporate purposes.”

The Company will repurchase shares in the open market, upon the availability of shares during the next 12 months. This is the first buyback initiative of the Company.

Dimeco, Inc. is a bank holding company with total consolidated assets of $322 million at September 30, 2004. Through its wholly-owned subsidiary, The Dime Bank, it operates four community banking offices in Honesdale, Hawley, Damascus, Greentown, and will soon open a fifth office in Dingmans Ferry, Pennsylvania. The Dime Bank offers a full array of financial services ranging from traditional products to electronic and Internet banking, trust services, and an investments and financial services department.

The press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.